Exhibit 99.1

B2Digital’s B2 Fighting Series Returns to Dayton for Explosive Action at B2FS 138 this Saturday, November 6

TAMPA, FL, November 5, 2021 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce that the B2 Fighting Series will roll into the Dayton Convention Center in Dayton, OH, this weekend for B2FS 138, which promises to be an exciting and action-packed MMA event showcasing top talent with next-level prospects.

What: B2 Fighting Series 138, Amateur and Professional LIVE MMA
Where: Dayton Convention Center in Dayton, Ohio
When: Saturday, November 6. Doors open at 6pm ET. PPV Broadcast starts at 7pm ET.

In-person tickets for the event have nearly sold out, but interested fans can stream it live on Pay-Per-View here, or enjoy it live over the B2 Fighting Series apps on Amazon Fire TV or Apple TV.

“The B2 Fighting Series is set to return to the Dayton Convention Center this Saturday night for an action-packed event showcasing top talent squaring off in the cage in both pro and amateur bouts,” commented Brandon ‘Hardrock’ Higdon, B2’s Matchmaker. “The undercard features several B2FS top-10 amateurs looking for the next level. And the Main Event sets up as one to remember, with Ohio’s Jerrell Hodge (8-3-0) hunting for his 10th win as a pro and his 4th in a row. Jerrell will face off with Minnesota’s Ben Pierre Saint (13-5-0), who is hunting for his 3rd straight win. We should be in for a treat on Saturday.”

B2FS 138 will feature 16 professional and amateur fights. In addition to other key fights, including the top-billed main event matchup, UFC Legend Matt “the Hammer” Hamill’s nephew, Liam Hamill, will make his second appearance in the cage. He is set to face Will Owens, who has started to gain a reputation for his highlight reel suplexes, slams, and throws.

“Dayton is always a treat because the fans know the sport and we tend to see the fighters respond,” remarked Greg P. Bell, B2Digital CEO and Founder. “But this weekend promises to be extra special as we continue to gain traction as a growing brand in the sport. This fall sets up as our most explosive stretch of events in company history, and also the stretch where we are reaching the widest audience. Saturday’s event should capture that spirit and deliver another tremendous night of hard-hitting MMA action for our fans, fighters, and followers.”

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 12 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

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For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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